Exhibit 3.105

State of North Carolina

Department of the Secretary of State

ARTICLES OF INCORPORATION

INCLUDING ARTICLES OF CONVERSION

Pursuant to § 55-2-02 and § 55-11A-03 of the General Statutes of North Carolina, the undersigned converting business entity does hereby submit these Articles of Incorporation Including Articles of Conversion for the purpose of forming a business corporation.

1.              The name of the resulting corporation is Family Dollar Stores of Virginia, Inc. The corporation is being formed pursuant to a conversion of another business entity.

2.              The name of the converting business entity is Family Dollar Stores of Virginia, Inc. and the organization and internal affairs of the converting business entity are governed by the laws of the state or country of Virginia. A plan of conversion has been approved by the converting business entity as required by law.

3.              The converting business entity is a (check one):

☒	foreign corporation
☐	domestic limited liability company
☐	foreign limited liability company
☐	domestic limited partnership
☐	foreign limited partnership
☐	domestic registered limited liability partnership
☐	foreign limited liability partnership
☐	other partnership as defined in G.S. 59-36, whether or not formed under the laws of North Carolina

4.     The number of shares the corporation is authorized to issue is: 1000

These shares shall be: (check either a or b)

a. ☒ all of one class, designated as common stock; or

b. ☐ divided into classes or series within a class as provided in the attached schedule, with the information required by N.C.G.S. Section 55-6-01.

5.     The name of the initial registered agent is: CT Corporation System

6.     The street address and county of the initial registered office of the corporation is:

Number and Street 150 Fayetteville Street, Box 1011

City Raleigh State NC Zip Code 27601 County Wake

7.     The mailing address, if different from the street address, of the initial registered office is:

Number and Street

City                                   State NC                                  Zip Code                        County

8.     Principal office information: (Select either a or b)

a.     ☒ The corporation has a principal office.

The principal office telephone number: (757) 321-5000

The street address and county of the principal office of the corporation is:

Number and Street 10401 Monroe Rd.

City Matthews State NC Zip Code 28105 County Mecklenburg

The mailing address, if different from the street address, of the principal office of the corporation is:

Number and Street

City                                  State                               Zip Code                                  County

b.     ☐ The corporation does not have a principal office.

9.     Any other provisions, which the corporation elects to include, are attached.

10.  The name and address of each incorporator is as follows:

Kevin Wampler

500 Volvo Parkway

Chesapeake, VA 23320

11.  (Optional): Please provide a business e-mail address:

The Secretary of State’s Office will e-mail the business automatically at the address provided at no charge when a document is filed. The e-mail provided will not be viewable on the website. For more information on why this service is being offered, please see the instructions for this document.

12.  These articles will be effective upon filing, unless a date and/or time is specified:

This the 23 day of February 2016.

Family Dollar Stores of Virginia, Inc.

/s/ Kevin Wampler
Signature

Kevin Wampler, Executive Vice President and Chief Financial Officer
Type or Print Name and Title